Exhibit 4.1

Final

RA PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT is made as of the 10th day of July, 2015 by and among Ra Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor.”

RECITALS

WHEREAS, the Company and certain of the Investors previously entered into an Investors’ Rights Agreement, dated as of February 12, 2010 (the “Prior Rights Agreement”);

WHEREAS, the Company and certain of the Investors are parties to the Series B Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) and in connection with the Purchase Agreement the parties desire to amend and restate the Prior Rights Agreement in its entirety; and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

1.1                               “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or manager of such Person or any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

1.2                               “Board” means the Board of Directors of the Company.

1.3                               “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.4                               “Competitor of the Company” means a competitor of the Company, as reasonably determined by the Board.  For the sake of clarity, an Investor that is a venture capital fund (including, without limitation, Novartis Bioventures Ltd. (“NVF”), Amgen Ventures LLC (“Amgen Ventures”), RA Capital Healthcare Fund, L.P. (“RAC”), Blackwell Partners LLC —

Series A (“Blackwell”) Novo A/S (“Novo”), Lightstone Ventures, L.P. and Lightstone Ventures (A), L.P. (collectively, “Lightstone”), Limulus Venture Partners II Limited Partnership (“Limulus”) or Rock Springs Capital Master Fund LP (“Rock Springs”)) shall not be deemed to be a competitor of the Company for purposes of this definition solely because one or more of its portfolio companies is a competitor of the Company.  Further for the sake of clarity, subject to Section 3.5, (a) NVF shall not be deemed to be a Competitor of the Company for purposes of this definition solely because of any activities undertaken by Novartis AG or any of its Affiliates other than Novartis Bioventures Ltd., (b) Amgen Ventures shall not be deemed to be a Competitor of the Company for purposes of this definition solely because of any activities undertaken by Amgen Inc. or any of its Affiliates other than Amgen Ventures and (c) without limiting the effects of this Section 1.4, none of RAC, Blackwell, Novo, Lightstone, Limulus or Rock Springs shall be deemed to be a Competitor of the Company for purposes of this definition solely because of any activities undertaken by their respective Affiliates or entities in which such Investors make an investment.

1.5                               “Damages” means any loss, claim, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, claim, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6                               “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.7                               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.8                               “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.9                               “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.10                        “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11                        “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.12                        “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.13                        “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.14                        “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.15                        “Investor Director Approval” means the approval of a majority of the Series A and Series B Directors, on a combined basis, which majority must include a majority of Series A Directors and at least one Series B Director.

1.16                        “IPO” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Securities Act.

1.17                        “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 850,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).  For the sake of clarity, an Investor that is a Defaulting Purchaser (as defined in the Purchase Agreement) or an Affiliate of a Defaulting Purchaser shall not be a Major Investor.

1.18                        “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.19                        “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.20                        “Preferred Directors” means the Series A Directors and the Series B Directors.

1.21                        “Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock.

1.22                        “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, excluding any Common Stock issued upon conversion of the Preferred Stock pursuant to the “Special Mandatory Conversion” provisions of the Restated Certificate; (ii) the Common Stock issued or issuable upon the exercise of warrants to purchase shares of Common Stock issued by the Company to any Investor; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.23                        “Restated Certificate” means the Company’s Second Amended and Restated Certificate of Incorporation, as may be amended or restated from time to time.

1.24                        “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.25                        “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.26                        “SEC” means the Securities and Exchange Commission.

1.27                        “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, or any successor provisions.

1.28                        “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act, or any successor provisions.

1.29                        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.30                        “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.31                        “Series A Directors” means each director of the Company that the holders of record of the Series A Preferred Stock are entitled, exclusively and as a separate class, to elect pursuant to the Restated Certificate.

1.32                        “Series B Directors” means each director of the Company that the holders of record of the Series B Preferred Stock are entitled, exclusively and as a separate class, to elect pursuant to the Restated Certificate.

1.33                        “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.34                        “Series B Preferred Stock” means the Company’s Series B-1 Preferred Stock and Series B-2 Preferred Stock.

1.35                        “Series B-1 Preferred Stock” means shares of the Company’s Series B-1 Preferred Stock, par value $0.001 per share.

1.36                        “Series B-2 Preferred Stock” means shares of the Company’s Series B-2 Preferred Stock, par value $0.001 per share.

2.                                      Registration Rights.  The Company covenants and agrees as follows:

2.1                               Demand Registration.

(a)                                 Form S-1 Demand.  If at any time after the earlier of (i) three (3)  years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for an IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to outstanding Registrable Securities having an anticipated aggregate offering price to the public, net of Selling Expenses, of not less than $10 million, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b)                                 Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c)                                  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.

(d)                                 The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of (so long as the Company delivers notice to the holders of Registrable Securities within thirty (30) days after its receipt of any Demand Notice of its intent to file such registration statement), and ending on the date that is one hundred eighty (180) days after the effective date of, a registration statement for an IPO, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) after the Company has effected three (3) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration (other than as a result of a material adverse change to the Company), elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2                               Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3                               Underwriting Requirements.

(a)                                 If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, shares of Registrable Securities held by the Holders to be included in such registration shall not be reduced unless all other securities are first entirely excluded from the registration, and then entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)                                 In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in good faith will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in good faith will not jeopardize the success of the offering.  In no event shall any Registrable Securities be excluded from such offering unless all other securities held by equity holders of the Company who are not Investors have been first excluded.  If the underwriters determine in good faith that less than all of the

Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.  Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty-five percent (25%) of the total number of securities included in such offering, unless such offering is in connection with the Company’s IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.  For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)                                  For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4                               Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

(f)                                   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                                     notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)                                    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5                               Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable

Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6                               Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one special counsel for the selling Holders selected by the holders of a majority of the Registrable Securities (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b).  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7                               Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8                               Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any

Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)                                 To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

(g)                                  Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

2.9                               Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S 3, the Company shall:

(a)                                 make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S 3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S 3 (at any time after the Company so qualifies to use such form).

2.10                        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) would allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

2.11                        “Market Stand off” Agreement.  Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the effective date of the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors of the Company and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding shares of the Company’s preferred stock) are subject to the same restrictions.  The underwriters in connection with the IPO are intended third party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO that are consistent with this Section 2.11 or that are necessary to give further effect thereto.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12                        Restrictions on Transfer.

(a)                                 The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)                                 Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SHARES MAY NOT BE

SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)                                  The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.  The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12.  Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13                        Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a)                                 the closing of a Deemed Liquidation Event, as such term is defined in the Restated Certificate, and the distribution of proceeds to or escrow for the benefit of the Company’s stockholders in accordance with the Restated Certificate, or

(b)                                 five years after the closing of the IPO, or

(c)                                  with respect to any Holder, at such time following the Company’s IPO when such Holder holds less than one percent (1%) of the outstanding securities of the Company and all Registrable Securities of such Holder may be sold without restriction pursuant to SEC Rule 144 within a three (3) month period.

3.                                      Information and Observer Rights.

3.1                               Delivery of Financial Statements.  The Company shall deliver to each Major Investor, provided that such Major Investor is not a Competitor of the Company:

(a)                                 as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all prepared in accordance with GAAP and audited and certified by independent public accountants of nationally recognized standing selected by the Board.

(b)                                 as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)                                  as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP), and compared against the Budget projected for such month;

(d)                                 as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, an operating and capital budget and business plan for the next fiscal year (collectively, the “Budget”), approved in accordance with the terms of Section 5.5 of this Agreement and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(e)                                  such other information relating to the financial condition, business or corporate affairs of the Company as any Major Investor may from time to time reasonably request.

All financial information and budgets required under Section 3.1(a)-(e) above shall consist of consolidated financial statements (consolidating the Company and its subsidiaries) unless the rules of generally accepted accounting principles provide otherwise.

The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2                               Inspection.  The Company shall permit each Major Investor (provided that such Major Investor is not a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that would adversely affect the attorney-client privilege between the Company and its counsel.

3.3                               Observer Rights.  As long as each of (a) New Enterprise Associates 13, L.P. (“NEA”), (b)  NVF (c) RAC,  (d) Limulus, (e) Novo and (f) Lightstone, in each case together with their respective Affiliates, owns any shares of Registrable Securities, the Company shall invite a representative of NEA in the case of (a), a representative of NVF in the case of (b), a representative of RAC in the case of (c), a representative of Limulus in the case of (d), a representative of Novo in the case of (e) and a representative of Lightstone in the case of (f), as applicable (each, an “Observer” and collectively, the “Observers”), who shall initially be Ali Behbahani, M.D. for NEA, Steve Weinstein for NVF, Tomas Kiselak for RAC, Paul Howard for Limulus, Nilesh Kumar for Novo, and an individual to be designated in the future for Lightstone to attend and participate in all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give each such Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to directors; provided, however, that each such Observer shall agree to hold in confidence all information so provided (pursuant to the confidentiality agreement described below); and provided further, that the Company reserves the right to withhold any information and to exclude any such Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, or if any of NEA, NVF, RAC, Novo or Lightstone or its respective representative is a Competitor of the Company.  The foregoing observation rights are contingent upon each Observer’s entering into a confidentiality agreement with the Company in a form reasonably acceptable to the Company (which shall contain provisions similar to those contained in Section 3.5 below).

3.4                               Termination of Rights.  The covenants set forth in Section 3.1, Section 3.2, and Section 3.3 shall terminate and be of no further force or effect upon the consummation of the IPO.  Notwithstanding the foregoing, each Investor shall be entitled to the information rights set forth in Section 3.1 so long as it continues to hold shares of Preferred Stock.

3.5                               Confidentiality.  Each Investor agrees that, except as otherwise permitted under a separate agreement entered into between such Investor and the Company providing for non-disclosure and non-use obligations binding on the Investor, such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company.  NVF agrees that it shall not disclose confidential information obtained from the Company (other than financial information provided by the Company pursuant to Section 3.1 of this Agreement, to which the provisions of this sentence shall not apply) to Novartis AG or its Affiliates other than NVF (and its subsidiaries, if any); provided, that for the purposes of this sentence, disclosure to employees or representatives of Novartis AG or its Affiliates who provide services to NVF (or its subsidiaries, if any), shall not constitute disclosure prohibited by this sentence so long as such employees and representatives comply with the non-disclosure and non-use obligations of NVF contained in the first sentence of this Section 3.5.  Notwithstanding the foregoing, an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, stock exchange rules or court order.

4.                                      Rights to Future Stock Issuances.

4.1                               Right of First Offer.  Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor in its respective pro rata portion as described in Section 4.1(b) below.  A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a)                                 The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)                                 By notification to the Company within twenty (20) calendar days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities).  At the expiration of such twenty (20) calendar day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise.  During the ten (10) calendar day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares.   The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c)                                  If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) calendar day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d)                                 The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); (ii) shares of Common Stock issued in the IPO and (iii) the issuance of shares of Series B Preferred Stock pursuant to the Purchase Agreement.

4.2                               Termination.  The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of a IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

5.                                      Additional Covenants.

5.1                               Insurance.  The Company shall use its commercially reasonable efforts to maintain its existing Directors and Officers liability insurance until such time as the Board determines that such insurance should be discontinued.

5.2                               Employee and Consultant Agreements.  The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into an agreement (in the case of employees, substantially in the form approved by the Board) providing that such person (i) is either an at-will employee or a consultant of the Company, as the case may be, (ii) will not disclose, and will maintain all Company proprietary information in confidence, (iii) will assign to the Company all inventions created by such person as an employee or consultant during his employment or service to the Company, and (iv) will not solicit any employees from the Company or compete against the Company for a period of twelve (12) months following the termination of such person’s employment or consulting relationship with the Company for any reason.

5.3                               Employee Stock.  Unless otherwise approved by the Board, including Investor Director Approval, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11.  In addition, unless otherwise approved by the Board, the Company shall retain a “right of first refusal” on transfers of stock by such employees and consultants until the Company’s IPO and shall have the right to repurchase unvested shares at the lower of cost or fair market value upon termination of the employment or service relationship of a holder of restricted stock.

5.4                               Matters Requiring Investor Director Approval.  So long as the holders of Preferred Stock are entitled to elect Preferred Directors, the Company hereby covenants and agrees with each of the Investors that it shall not do any of the following, nor permit any of its direct or indirect subsidiaries to do any of the following, without approval of the Board, including the Investor Director Approval:

(a)                                 approve its Budget and any material amendments thereto or deviations therefrom;

(b)                                 establish or invest in any subsidiary or any joint venture;

(c)                                  incur any aggregate indebtedness in excess of $200,000 that is not already included in the Budget, other than trade credit incurred in the ordinary course of business;

(d)                                 make any capital expenditures in excess of $100,000 not contemplated by the Budget;

(e)                                  change its independent accountants;

(f)                                   grant any stock option or other similar equity award providing for (i) vesting provisions different from the Company’s standard vesting schedule described in Section 5.3 herein, or (ii) acceleration of vesting of such option or equity award under any conditions;

(g)                                  grant of any salaries, sales commissions and/or bonuses for new or existing employees in excess of $125,000 annually;

(h)                                 create, or increase the number of shares reserved for issuance under, any employee stock option plan, employee stock purchase plan, employee restricted stock plan or other equity incentive plan or grant any stock option under any such equity incentive plan;

(i)                                     hire or terminate (or otherwise change the role, title or duties of) its Chief Executive Officer or any other senior executive officer (i.e., Vice President level and above;

(j)                                    except as required by Section 5.5 below, create any committee of the board of directors or board of managers, as applicable;

(k)                                 change its principal business or enter new lines of business, or exit the current line of business,

(l)                                     acquire any business (whether by stock or asset purchase, merger, consolidation or otherwise);

(m)                             change the location of its principal executive offices;

(n)                                 sell any assets not in the ordinary course of business;

(o)                                 grant severance arrangements or enter into employment agreements that cannot be terminated at will by the Company or such subsidiary, as applicable;

(p)                                 exclusively license any intellectual property or enter into an exclusive distribution or partnership agreement relating to its intellectual property;

(q)                                 increase or decrease the size of the Board; or

(r)                                    adopt any amendment to the Restated Certificate or the Company’s Bylaws relating to the rights of a particular class of stock to elect a member of the Board.

5.5                               Board Matters; Committees.  Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least quarterly in accordance with an agreed-upon schedule.  The Company shall reimburse the Series A Directors, Series B Directors and the Observers for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board, committee meetings of the Board or any other activities (e.g. meetings, trade shows, etc.) which are required and/or requested.  The Company will maintain an audit and compensation committee, each of which shall be comprised of at least three (3) directors and shall include at least two (2) Series A Directors, including the Series A Director designated by NEA, and the Series B Director designated by RAC; provided, that no Series A Director or Series B Director shall be required to serve on any such committee to the extent such director is not willing or able to so serve.

5.6                               Successor Indemnification.  If the Company or any of its successors or assignees (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets, then in each such case, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.7                               Directors’ Liability and Indemnification.

(a)                                 The Certificate and Bylaws (as such Certificate and Bylaws of the Company may be amended from time to time) shall provide (i) for limitation of the liability of directors to the maximum extent permitted by law, and (ii) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.  In the event any suit is filed or claim is asserted against a director or former director of the Company as a result of such director’s or former director’s service on the Board, the Company will provide such director or former director access to all records and files of the Company as he or she may reasonably request in defending against or preparing to defend against any such suit or claim.

(b)                                 The Company hereby acknowledges that one or more of the directors nominated by holders of Preferred Stock may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”) for alleged acts or omissions in their capacities as directors of the Company.  The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such director are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such director), without regard to any rights such director may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such director with respect to any claim for which such director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such director against the Company.

5.8                               Real Property Holding Company.  The Company shall provide prompt notice to each Investor following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation.  In addition, upon a written request by an Investor, the Company shall provide such Investor with a written statement informing such Investor whether its interest in the Company constitutes a United States real property interest.  The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made.  The Company’s written statement to such Investor shall be delivered to the Investor within 10 days of the Investor’s written request therefor.  The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no preferred stock then outstanding.

5.9                               Reserved.

5.10                        Press Release.  Any press release issued by the Company in connection with, or referencing the investment from an Investor, must be previously approved by such Investor.  Expenses in connection with such press release shall be paid for by the Company.

5.11                        Subsidiary Matters.

(a)                                 To the extent permitted by applicable law and in the same manner as provided in the Voting Agreement (as defined in the Purchase Agreement), at the request of any Series A Director or Series B Director, the board of directors or board of managers, as applicable, of any direct or indirect subsidiary of the Company shall be comprised of the same members as those serving on the Board (to the extent such members of the Board are willing to serve on the board of directors or board of managers, as applicable, of such of subsidiary; if not, such board seats shall be vacant).

(b)                                 As a condition to the formation of any subsidiary or joint venture in which the Investors will directly own equity of such subsidiary or joint venture, such subsidiary or joint venture, as applicable, shall provide the Investors substantially the same rights, privileges and protections (provided that such Investors agree to be subject to substantially all the same obligations) as provided to the Investors pursuant to this Agreement.

5.12                        Assignment of Right of First Refusal.  In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock, the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to each Investor.  In the event of such assignment, each Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred.  Each Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of outstanding shares of capital stock of the Company owned by such Investor (on an as-if converted to Common Stock basis) at the time of the proposed transfer and the denominator of which is the total number of shares of outstanding shares of capital stock of the Company owned by all Investors (on an as-if converted to Common Stock basis) at the time of such proposed transfer.

5.13                        Termination of Covenants.  The covenants set forth in this Section 5, except for Sections 5.6 and 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

6.                                      Miscellaneous.

6.1                               Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least two percent (2%) of the Registrable Securities then outstanding; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2                               Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

6.3                               Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4                               Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) for addresses in the United States only, five (5) days after having been sent by registered or certified mail, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery.  All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5.  If notice is given to the Company, a copy shall also be sent to Kingsley L. Taft, Esq. at Goodwin Procter LLP, 53 State St. Exchange Place, Boston, MA 02109.

6.6                               Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors materially in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors materially in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (b) so long as NEA continues to hold any shares of Registrable Securities, without the written consent of NEA, Section 3.3 may not be amended or terminated (with respect to the NEA Observer), Section 5.4 may not be amended or terminated (with respect to the requirement for approval by a majority of the Series A Directors as part of the Investor Director Approval) and Section 5.5 may not be amended or terminated (with respect to the right of the Series A Directors designated by NEA to be appointed to any committees of the Board), (c) so long as NVF continues to hold any shares of Registrable Securities, without the written consent of NVF, Section 3.3 may not be amended or terminated (with respect to the NVF Observer) and Section 5.4 may not be amended or terminated (with respect to the requirement for approval by a majority of the Series A Directors as part of the Investor Director Approval) (d) so long as RAC continues to hold any shares of Registrable Securities, without the written consent of RAC, Section 3.3 may not be amended or terminated (with respect to the RAC Observer), Section 5.4 may not be amended or terminated (with respect to the requirement for approval by the Series B Director as part of the Investor Director Approval) and Section 5.5 may not be amended or terminated (with respect to the right of the Series B Director designated by RAC to be appointed to any committees of the Board), (e) so long as Novo continues to hold any shares of Registrable Securities, without the written consent of Novo, Section 3.3 may not be amended or terminated (with respect to the Novo Observer), (f) so long as Lightstone continues to hold any shares of Registrable Securities, without the written consent of Lightstone, Section 3.3 may not be amended or terminated (with respect to the Lightstone Observer), and (g) so long as Limulus continues to hold any shares of Registrable Securities, without the written consent of Limulus, Section 3.3 may not be amended or terminated (with respect to the Limulus Observer).  The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver.  Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7                               Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8                               Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9                               Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.10                        Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Massachusetts or any court of the Commonwealth Massachusetts having subject matter jurisdiction.  THE PARTIES TO THIS AGREEMENT

HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

6.11                        Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12                        Specific Performance.  The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable.  If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

6.13                        Attorneys’ Fees.  In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

RA PHARMACEUTICALS, INC.

By:	/s/ Douglas A. Treco
Name:	Douglas A. Treco, Ph.D.
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

INVESTORS:	NEW ENTERPRISE ASSOCIATES 13, L.P.
	By:	NEA Partners 13, L.P., its general partner
	By:	NEA 13 GP, LTD, its general partner

	By:	/s/ Louis S. Citron
	Name:	/s/ Louis S. Citron
	Title:	Chief Legal Officer

NEA VENTURES 2009, LIMITED PARTNERSHIP

	By:	/s/ Louis S. Citron
	Name:	/s/ Louis S. Citron
	Title:	Chief Legal Officer

MORGENTHALER VENTURE PARTNERS IX, L.P.

	By:	Morgenthaler Management Partners IX, LLC
	Its:	Managing Partner

	By:	/s/ Jason Lettmann
	Name:	/s/ Jason Lettmann
	Title:	Partner

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

NOVARTIS BIOVENTURES LTD.

By:	/s/ Michael Jones
Name:	Michael Jones
Title:	Director

By:	/s/ Alison Dyer-Fagundo
Name:	Alison Dyer-Fagundo
Title:	Alternate Director

AMGEN VENTURES LLC

By:	/s/ Janis Naeve
Name:	Janis Naeve
Title:	Corporate Development Exec. Director

RA CAPITAL HEALTHCARE FUND, L.P.
By:	RA Capital Management, LLC, its general partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

BLACKWELL PARNTERS LLC — SERIES A

By:	/s/ David R. Shumate
Name:	David R. Shumate
Authorized Signatory

NOVO A/S

By:	/s/ Jack Nielson
Name:	Jack Nielson
Title:	Partner

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

LIGHTSTONE VENTURES, L.P.

By:	LSV Associates, LLC, its General Partner

By:	/s/ Jean George
Name:	Jean George
Title:	Managing Director

LIGHTSTONE VENTURES (A), L.P.

By:	LSV Associates, LLC, its General Partner

By:	/s/ Jean George
Name:	Jean George
Title:	Managing Director

LIMULUS VENTURE PARTNERS II LIMITED PARTNERSHIP

By:	Limulus II LLC
Its:	General Partner

By:	/s/ Paul A. Howard
Name:	Paul A. Howard
Title:	General Partner & Managing Partner

ROCK SPRINGS CAPITAL MASTER FUND LP

By:	Rock Springs GP LLC
Its:	General Partner

By:	/s/ Graham McPhail
Name:	Graham McPhail
Title:	Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

SCHEDULE A

INVESTORS

Name and Address

NEW ENTERPRISE ASSOCIATES 13, L.P.

5425 Wisconsin Ave., Suite 800

Chevy Chase, Maryland 20815

Facsimile: (301) 272-1700

E-mail:  emathers@NEA.com

Attn:  Edward Mathers

- with a copy to -

DLA Piper LLP (US)

1775 Wiehle Ave., Suite 400

Reston, VA 20190-5159

Attn:  Jeffrey K. Lehrer, Esq.

NEA VENTURES 2009, LIMITED PARTNERSHIP

5425 Wisconsin Ave., Suite 800

Chevy Chase, Maryland 20815

Facsimile: (301) 272-1700

E-mail: emathers@NEA.com

Attn: Edward Mathers

- with a copy to -

DLA Piper LLP (US)

1775 Wiehle Ave., Suite 400

Reston, VA 20190-5159

Attn:  Jeffrey K. Lehrer, Esq.

MORGENTHALER VENTURE PARTNERS IX, L.P.

1 Liberty Square,

Boston, MA 02109

E-mail: jlettmann@morgenthaler

Attn:  Jason Lettmann

NOVARTIS BIOVENTURES LTD.

Address:  131 Front Street

Hamilton HM12, Bermuda

Mailing:

PO Box HM 2899

Hamilton HM LX, Bermuda

Fax:  +441-296-5083

Attn:  David Middleton

- with a copy to -

RacklinLaw LLC

1484 Main Street, Suite 203

Waltham, MA 02451 USA

Attn: Dimitri P. Racklin

AMGEN VENTURES LLC

c/o Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Attn: Janis Naeve, Corporate Department Executive Director

- with a copy to -

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Attn: Mary Grendell, Law Department

RA CAPITAL HEALTHCARE FUND, L.P.

20 Park Plaza

Suite 1200

Boston, MA 02116

- with a copy to -

Mintz Levin

One Financial Center

Boston, MA 02111

Attn:  Mike Fantozzi

BLACKWELL PARTNERS LLC — SERIES A

280 South Mangum Street, Suite 210

Durham, NC 27701

NOVO A/S

Tuborg havnevej 19

2900 Hellerup

Denmark

LIMULUS VENTURE PARTNERS II LIMITED PARTNERSHIP

Limulus Venture Partners

One Gateway Center

Suite 407

Newton, MA 02458

Fax: 617-332-8463

LIGHTSTONE VENTURES, L.P.

LIGHTSTONE VENTURES (A), L.P.

500 Boylston Street, Suite 1380

Boston, MA 02116

Fax:  617.933.3751

ROCK SPRINGS CAPITAL MASTER FUND LP

650 S. Exeter St., Suite 1070

Baltimore, MD 21202

Fax: 410-220-0144

Email: ops@rockspringscapital.com